Filed pursuant to Rule 424(b)(3)
Registration No. 333-292955
PROSPECTUS

Gaia, Inc.
Up to 373,333 Shares
Class A common stock
This prospectus relates to the proposed resale or other disposition by the selling shareholders identified in this prospectus (collectively, the “Benefiting Shareholders”) of up to 373,333 shares (the “Resale Shares”) of Class A common stock par value $0.0001 per share, (the “Class A common stock”) of Gaia, Inc., a Colorado corporation that may be issued to the Benefiting Shareholders as described below. Pursuant to that certain Option Agreement, dated December 16, 2025, between Gaia and the Benefiting Shareholders (the “Option Agreement”), the Resale Shares are issuable to the Benefiting Shareholders upon: (i) the Benefiting Shareholders’ exercise of a one-time purchase right to cause Gaia to purchase certain shares of its majority-owned subsidiary (the “Subsidiary Shares”) issued and sold to the Benefiting Shareholders in a private placement transaction, which closed on December 16, 2025, and (ii) Gaia’s election to pay for the Subsidiary Shares in shares of its Class A common stock having a value per share equal to the trailing 5-day average volume-weighted average price (VWAP) prior to the closing of the purchase (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of Class A common stock), which shall be no less than $1.50 (the “Stock Purchase Election”). Under the Option Agreement, Gaia also has the right to purchase the Subsidiary Shares for cash (a “Cash Election”). Accordingly, in the event that Gaia makes a Cash Election, no Resale Shares will be issued.
If, as a result of the Stock Purchase Election, the Benefiting Shareholders, together with their affiliates and certain related parties, would beneficially own more than 9.99% of the outstanding shares of Class A common stock, the Benefiting Shareholders shall receive pre-funded warrants (the “Pre-Funded Warrants”) in lieu of shares of Class A common stock in the amount of such excess. Each Pre-Funded Warrant is exercisable for one share of Class A common stock at an exercise price of $0.0001 per share. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full, however a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder, together with its affiliates and certain related parties, would beneficially own in excess of 9.99% of the number of shares of Class A common stock outstanding immediately after giving effect to such exercise. The Resale Shares include the shares of Class A common stock issuable upon the exercise of any Pre-Funded Warrants issued to the Benefiting Shareholders. See “Selling Shareholders” for additional information.
We are registering the Resale Shares pursuant to the Benefiting Shareholders’ registration rights under a registration rights agreement, dated December 16, 2025, between us and the Benefiting Shareholders (the “Registration Rights Agreement”). We are not selling any shares of Class A common stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of the Resale Shares by the Benefiting Shareholders. All expenses of registration incurred in connection with this offering are being borne by us. All selling and other expenses incurred by the Benefiting Shareholders will be borne by the Benefiting Shareholders.
This prospectus describes the manner in which the Resale Shares may be sold or otherwise disposed of by the Benefiting Shareholders. You should carefully read this prospectus, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus, carefully before you invest. See “Plan of Distribution” for additional information regarding the sale or other disposition by the Benefiting Shareholders of the Resale Shares.
Our Class A common stock is traded on the Nasdaq Global Market under the symbol “GAIA.” The last reported sale price of our Class A common stock on the Nasdaq Global Market on January 23, 2026 was $3.81 per share.
Investing in our Class A common stock involves a high degree of risk. Before making an investment decision, please read the information under “Risk Factors” beginning on page 2 of this prospectus and under similar headings in any filing with the Securities and Exchange Commission that is incorporated by reference herein.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated February 5, 2026

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ABOUT THIS PROSPECTUS
Basis of Presentation
This prospectus is part of a registration statement on Form S-3 that we have filed with the United States Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the Benefiting Stockholders may, from time to time, sell the securities offered by it described in this prospectus. We will not receive any proceeds from the sale of the shares by the Benefiting Shareholders.
We have not, and the Benefiting Shareholders have not, authorized anyone to provide you with information different than or inconsistent with the information contained in or incorporated by reference in this prospectus, any applicable prospectus supplement or any free writing prospectus that we have authorized for use in connection with this offering. Neither we nor the Benefiting Shareholders take responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the Benefiting Shareholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information contained in or incorporated by reference in this prospectus, any applicable prospectus supplement or in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents, regardless of the time of delivery of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, any applicable prospectus supplement, any free writing prospectus that we have authorized for use in connection with this prospectus and the documents incorporated by reference in this prospectus, any applicable prospectus supplement, any free writing prospectus that we have authorized for use in connection with this prospectus, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
The Benefiting Shareholders are offering to sell, and seeking offers to buy, the securities offered by the Benefiting Shareholders described in this prospectus only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and this offering of our securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, this offering of our securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company” and “Gaia” refer, collectively, to Gaia, Inc., and its consolidated subsidiaries.
Trademarks, Service Marks, and Trade Names
We own or license the trademarks, service marks, and trade names that we use in connection with the operation of our business, including our corporate names, logos, and website names. This prospectus also may contain trademarks, service marks, trade names, and copyrights of other companies, which are the property of their respective owners. Solely for convenience, the trademarks, service marks, trade names, and copyrights referred to in this prospectus are listed without the TM, SM, ©, and ® symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors, if any, to these trademarks, service marks, trade names, and copyrights.
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SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in shares of our Class A common stock. You should read this entire prospectus carefully, including the risks described in the section titled “Risk Factors” in any applicable prospectus supplement, and discussed under the section titled “Risk Factors” contained in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, filed with the SEC, together with all other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement before making an investment decision to purchase shares of our Class A common stock.
Our Company
Gaia, Inc. (the “Company,” “Gaia,” “we,” “us” or “our”) operates a global digital video subscription service and community that strives to connect a unique and underserved member base. Our digital content library includes over 10,000 titles and live events, with a growing selection of titles available in Spanish, German and French. Our members have unlimited access to this vast library of inspiring films, cutting edge documentaries, interviews, yoga classes, live events, transformation-related content and more – 90% of which is exclusively available to our members for digital streaming on most internet-connected devices anytime, anywhere, commercial free.
Our mission is to create a transformational network that empowers a global conscious community. Content on our network is currently organized into four primary channels—Yoga, Transformation, Alternative Healing, and Seeking Truth—and delivered directly to our members through our streaming platform. We curate programming for these channels by producing content in our lifestyle campus with a staff of media professionals. This produced and owned content currently comprises approximately 75% of our members’ viewing time. We complement our produced and owned content through long term licensing agreements.
Corporate Information
We were incorporated in the State of Colorado on July 7, 1988. Our principal executive offices are located at 833 West South Boulder Road, Louisville, Colorado 80027, and our telephone number is (303) 222-3600. Our website address is www.gaia.com. The information contained on our website or that can be accessed through our website is not incorporated by reference in this prospectus.
We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act, and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies in this prospectus as well as our filings under the Exchange Act.

RISK FACTORS
Investing in our Class A common stock involves a high degree of risk. Before deciding whether to invest in our Class A common stock, you should carefully consider the risks described in the section titled “Risk Factors” in any applicable prospectus supplement, and discussed under the section titled “Risk Factors” contained in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, filed with the SEC, together with all other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. Each of the risk factors could materially and adversely affect our business, operating results, financial condition and prospects, as well as the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public free of charge on the SEC’s website at www.sec.gov. Information about us, including our SEC filings, is also available on our website at www.gaia.com; however, that information is not a part of this prospectus or any accompanying prospectus supplement.
This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act, and does not contain all the information set forth in the registration statement. You should review the information and exhibits in the registration statement for further information about us and the Class A common stock offered hereby. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You may obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference in this prospectus the documents listed below:
•	our Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 10, 2025;
•	our Proxy Statement on Schedule 14A filed on April 8, 2025, to the extent specifically incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2024;
•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed on May 12, 2025, August 11, 2025, and November 4, 2025, respectively;
•	our Current Reports on Form 8-K filed on February 5, 2025, February 7, 2025, May 12, 2025, May 13, 2025, June 30, 2025, July 30, 2025 and November 3, 2025; and
•
the description of our Class A common stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 24, 2020, together with any amendment or report filed with the SEC updating such description.

In addition, we incorporate by reference in this prospectus any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus, as well as filings made under such sections after the date of the initial registration statement and prior to effectiveness of the registration statement. These documents may include annual, quarterly and current reports, as well as proxy statements. Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.
We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to 833 West South Boulder Road, Louisville, Colorado 80027 Attention: Investor Relations or call (303) 222-3600. You may also access these filings on our website at www.gaia.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as a part of this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus).
Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified, superseded, or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes, or replaces such statement.

FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact are forward looking statements that involve risks and uncertainties. When used in this discussion, we intend the words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “strive,” “target,” “will,” “would” and similar expressions as they relate to us to identify such forward-looking statements. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and elsewhere in this prospectus.
Risks and uncertainties that could cause actual results to differ include, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively, including for customer engagement with different modes of entertainment; maintenance and expansion of device platforms for streaming; fluctuation in customer usage of our service; fluctuations in quarterly operating results; service disruptions; production risks, general economic conditions; future losses; loss of key personnel; price changes; brand reputation; acquisitions; new initiatives we undertake; security and information systems; legal liability for website content; failure of third parties to provide adequate service; future internet-related taxes; our founder’s control of us; litigation; consumer trends; the effect of government regulation and programs; the impact of public health threats; and other risks and uncertainties included in our filings with the SEC. We caution you that no forward-looking statement is a guarantee of future performance, and you should not place undue reliance on these forward-looking statements which reflect our views only as of the date of this report. We undertake no obligation to update any forward-looking information.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale or other disposition of the Resale Shares by the Benefiting Shareholders. We will pay all expenses associated with effecting the registration of the Resale Shares, including filing and printing fees, the Company’s counsel and accounting fees and expenses, costs associated with clearing the shares for sale under applicable state securities laws, listing fees, fees and expenses of one counsel to the Benefiting Shareholders up to an aggregate of $10,000, and the Benefiting Shareholders’ other reasonable out-of-pocket expenses in connection with the registration, but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the sale or other disposition of the Resale Shares.

SELLING SHAREHOLDERS
This prospectus covers the sale or other disposition by the Benefiting Shareholders identified in the table below, or their donees, pledgees, transferees or other successors-in-interest, of up to 373,333 shares of Class A common stock (the “Resale Shares”) that may be issued to the Benefiting Shareholders as described below. None of the Benefiting Shareholders identified in the table below has been an officer or director of ours or any of our predecessors or affiliates within the last three years. Except as described below under “Relationships with the Benefiting Shareholders,” none of the Benefiting Shareholders have had a material relationship with us or any of our affiliates within the last three years.
On December 16, 2025, Igniton, Inc., a Colorado corporation (“Igniton”), and majority-owned subsidiary of Gaia, closed a sale of 194,782 shares of Igniton common stock (the “Subsidiary Shares”) to the Benefiting Shareholders for total proceeds of $559,998.26. $73,043.25 of those proceeds represented a premium that was passed to Gaia pursuant to that certain Option Agreement, dated December 16, 2025, between Gaia and the Benefiting Shareholders (the “Option Agreement”). Pursuant to the Option Agreement, the Resale Shares are issuable to the Benefiting Shareholders upon: (i) the Benefiting Shareholders’ exercise of a one-time purchase right to cause Gaia to purchase the Subsidiary Shares for the total amount of $559,998.26, and, (ii) if Gaia at its sole option decides not to elect to settle the trade in cash (a “Cash Election”), then Gaia at its sole option can settle the Subsidiary Shares in shares of its Class A common stock having a value per share equal to the trailing 5-day average VWAP prior to the closing of the purchase (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of Class A common stock), which shall be no less than $1.50 (the “Stock Purchase Election”). Accordingly, in the event that Gaia makes a Cash Election, no Resale Shares will be issued. As used herein, “VWAP” means, for any date, the daily volume weighted average price of the Class A common stock for such date (or the nearest preceding date) on the principal market on which the Class A common stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), and “Trading Day” means any day on which the principal market on which the shares of Class A common stock are traded is open for trading during its regular trading hours.
If, as a result of the Stock Purchase Election, the Benefiting Shareholders, together with their affiliates and certain related parties, would beneficially own more than 9.99% of the outstanding shares of Class A common stock, the Benefiting Shareholders shall receive pre-funded warrants (the “Pre-Funded Warrants”) in lieu of shares of Class A common stock in the amount of such excess. Under the Option Agreement, Gaia also has the right to purchase the Subsidiary Shares for cash (a “Cash Election”). Accordingly, in the event that Gaia makes a Cash Election, no Resale Shares will be issued. Each Pre-Funded Warrant is exercisable for one share of Class A common stock at an exercise price of $0.0001 per share. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full, however a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder, together with its affiliates and certain related parties, would beneficially own in excess of 9.99% of the number of shares of Class A common stock outstanding immediately after giving effect to such exercise. The Resale Shares include the shares of Class A common stock issuable upon the exercise of any Pre-Funded Warrants issued to the Benefiting Shareholders.
The following table and the accompanying footnotes are based in part on information provided to us by the Benefiting Shareholders. The table and footnotes assume that a Stock Purchase Election will be made by us and that the Benefiting Shareholders will sell all of the Resale Shares registered hereby. Because we have the right to make a Cash Election to purchase the Subsidiary Shares for cash, no Benefiting Shareholder has the right to acquire beneficial ownership of Resale Shares within 60 days of the date of this prospectus and therefore is not the “beneficial owner” of any of the Resale Shares under Rule 13d-3(d)(1)(i) of the Exchange Act.
However, because the Benefiting Shareholders may sell all or some of the Resale Shares they receive under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of Resale Shares that will be sold by the Benefiting Shareholders in this offering or that will be held by the Benefiting Shareholders after completion of this offering. We do not know how long the Benefiting Shareholders will hold any Resale Shares received by them before selling them. The inclusion of any Resale Shares in this table does not constitute an admission of beneficial ownership by the persons named below. See “Plan of Distribution.”
Pursuant to the terms of the Option Agreement, the Benefiting Shareholders may receive Pre-Funded Warrants upon a Stock Election by us. The Pre-Funded Warrants contain blockers preventing the exercise of the Pre-Funded Warrants if as a result of such exercise the holder would beneficially own more than 9.99% of our Class A common stock. The numbers of shares listed in the first and third columns of the table below assume the exercise in full of the Pre-Funded Warrants held by each Benefiting Shareholder without giving effect to such blockers, but the percentages set forth in the fourth column give effect to such blockers.

Benefiting Shareholders	Shares Beneficially Owned Prior to Offering	Shares Offered by this Prospectus	Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned After Offering(1)
Special Situations Fund III QP, L.P.(2)	839,814(3)	212,800(3)	839,814	4.28%
Special Situations Cayman Fund, L.P.(2)	233,025(4)	59,733(4)	233,025	1.19%
Special Situations Private Equity Fund, L.P.(2)	179,251(5)	100,800(5)	179,251	0.91%

(1)	Percentage ownership is based on 19,642,677 shares of our Class A common stock outstanding as of January 23, 2026.
(2)
AWM Investment Company, Inc. (“AWM”) is the investment adviser to the Special Situations Fund III QP, L.P. (“SSFQP”), the Special Situations Cayman Fund, L.P. (“Cayman”) and the Special Situations Private Equity Fund, L.P. (“SSFPE” and, collectively with SSFQP and Cayman, the “Funds”). As the investment adviser to the Funds, AWM holds sole voting and sole investment power over the shares of Class A common stock held by the Funds. David M. Greenhouse and Adam Stettner are the principal owners of AWM and are deemed to share beneficial ownership of the shares of Class A common stock held by the Funds. Messrs. Greenhouse and Stettner disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interests therein.

(3)
Includes a maximum of 212,800 shares of Class A common stock that SSFQP would have the right to acquire under the Option Agreement assuming we make a Stock Election. Includes shares that would be issuable to SSFQP upon the exercise of Pre-Funded Warrants that SSFQP would receive in the event we make a Stock Election in lieu of shares of Class A common stock that would cause SSFQP and its affiliates to become the beneficial owner of more than 9.99% of our Class A common stock.

(4)
Includes a maximum of 59,733 shares of Class A common stock that Cayman would have the right to acquire under the Option Agreement assuming we make a Stock Election. Includes shares that would be issuable to Cayman upon the exercise of Pre-Funded Warrants that Cayman would receive in the event we make a Stock Election in lieu of shares of Class A common stock that would cause Cayman and its affiliates to become the beneficial owner of more than 9.99% of our Class A common stock.

(5)
Includes a maximum of 100,800 shares of Class A common stock that SSFPE would have the right to acquire under the Option Agreement assuming we make a Stock Election. Includes shares that would be issuable to SSFPE upon the exercise of Pre-Funded Warrants that SSFPE would receive in the event we make a Stock Election in lieu of shares of Class A common stock that would cause SSFPE and its affiliates to become the beneficial owner of more than 9.99% of our Class A common stock.

Relationships with the Benefiting Shareholders
On April 18, 2024, Igniton, a majority-owned subsidiary of the Company, closed a sale of 2,750,000 shares of Igniton common stock (the “2024 Igniton Shares”) to the Benefiting Shareholders for total net proceeds of $3,162,500. Igniton’s total proceeds included a $412,500 premium that was passed to us in exchange for the issuance to the Benefiting Shareholders of a non-transferable right granting the Benefiting Shareholders a one-time ability to sell the 2024 Igniton Shares to us for the total net proceeds paid (the “2024 Option”), payable at our option, in cash or shares of our Class A common stock having a value per share equal to the trailing 5-day average VWAP prior to the exercise of the 2024 Option (the “2024 Option Shares”). If we elect to pay in shares of our Class A common stock and the Benefiting Shareholders would, as a result, beneficially own more than 9.99% of our Class A common stock, the Benefiting Shareholders will receive prefunded warrants in lieu of the shares of Class A common stock that would exceed the 9.99% beneficial ownership limitation. Because we have the right to make a cash purchase of the 2024 Igniton Shares, no Benefiting Shareholder has the right to acquire beneficial ownership of the 2024 Option Shares within 60 days of the date of this prospectus and therefore is not the “beneficial owner” of any of the 2024 Option Shares under Rule 13d-3(d)(1)(i) of the Exchange Act.

PLAN OF DISTRIBUTION
We are registering the sale or other disposition by the Benefiting Shareholders or their permitted transferees of the Resale Shares which consist of up to 373,333 shares of Class A common stock. We will not receive any of the proceeds from the sale or other disposition of the Resale Shares by the Benefiting Shareholders.
The Benefiting Shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Class A common stock or interests in shares of Class A common stock received after the date of this prospectus from a Benefiting Shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Class A common stock or interests in shares of Class A common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Benefiting Shareholders may use any one or more of the following methods when disposing of shares or interests therein:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the Benefiting Shareholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted by applicable law.
The Benefiting Shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of Class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Class A common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Benefiting Shareholders to include the pledgee, transferee or other successors in interest as Benefiting Shareholders under this prospectus. The Benefiting Shareholders also may transfer the shares of Class A common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our Class A common stock or interests therein, the Benefiting Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A common stock in the course of hedging the positions they assume. The Benefiting Shareholders may also sell shares of our Class A common stock short and deliver these securities to close out their short positions, or loan or pledge the Class A common stock to broker-dealers that in turn may sell these securities. The Benefiting Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Benefiting Shareholders from the sale of the Class A common stock offered by them will be the purchase price of the Class A common stock less discounts or commissions, if any. Each of the Benefiting Shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Class A common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.
The Benefiting Shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.
The Benefiting Shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Benefiting Shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
To the extent required, the shares of our Class A common stock to be sold, the names of the Benefiting Shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the Class A common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Class A common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the Benefiting Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Benefiting Shareholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Benefiting Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Benefiting Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Benefiting Shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.
We have agreed with the Benefiting Shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) the date that such securities become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 and certain other conditions have been satisfied, or (ii) all of the securities have been sold or otherwise disposed of pursuant to the registration statement of which this prospectus forms a part or in a transaction in which the transferee receives freely tradable shares.

LEGAL MATTERS
The validity of the offered securities will be passed upon for us by Foley & Lardner, LLP, Milwaukee, Wisconsin.

EXPERTS
The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the years ended December 31, 2024 and 2023, have been so incorporated in reliance on the report by Frank, Rimerman + Co. LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.